EXHIBIT 1.1

LAND LEASE AGREEMENT

(25 Year Lease)

This Land Lease Agreement (“Lease”) is made and entered into on the 23rd day of October, 2018 (“Execution Date”), by and between the CABIN CANYON INVESTMENT TRUST and the F & A RANCH TRUST, STUART GELWARG TRUSTEE, each acting together as the (“Lessor”) and XPLOSION (OREGON) CORPORATION, an Oregon Corporation, the (“Lessee”), and XPLOSION INCORPORATED, a Nevada Corporation, (“Obligor”), the Lease to become effective on the 29th day of October, 2018 (“Effective Date”).

RECITALS

Subject to the terms, provisions and conditions of this Lease, and each in consideration of the duties, covenants and obligations of the other hereunder, Lessor does hereby lease unto Lessee and Lessee does hereby lease from Lessor the tract(s) of land more particularly described and valued throughout Exhibit “A” attached hereto. For greater specificity the land covered under this Lease consists of three contiguous tax lots which when combined total 588.80 acres. Based on Jackson County, Oregon, assessment records such total land is comprised of 520.86 acres of Non-irrigable (Resource) land, 62.94 acres of Irrigable land, and a 5.0 acre homesite, upon and throughout which the site offers Timber, Water and Agricultural rights and potential for the Lessee to develop and pursue a number of business initiatives and opportunities focused around its key goals and objectives of providing unique and innovative lifestyle enhancement products, solutions and ancillary goods to the Millennial and progressive Generation X and Y marketplace.

ARTICLE I

TERM

1.1 Term. The term of this Lease is twenty-five (25) years and 0 month(s), commencing on October 29th, 2018, the Effective Date and expiring at 11:59 p.m., PST, on October 28th, 2043 (“Term”), unless this Lease is sooner terminated or extended, as hereinafter provided.

ARTICLE II

LEASE TERMS

2.1 Total Lease Term Value: The total value of this lease is equal to the consensus market accepted baseline property value plus a 25% Premium, such total lease term value herein being $3,509,188 (such baseline property value as detailed for valuation purposes within Exhibit A attached hereto).

2.2 Lease Payment Terms. It is agreed between the Lessor and the Lessee that the Obligor will make an upfront stock payment in shares of the Obligor to the Lessor equal in value to the Total Lease Term value. Such payment shall be deemed to be FULL and FINAL payment for the complete fulfillment of all of the payments due in satisfaction of the 25-year Land Lease Agreement.

2.3 Transaction and Stock Payment Details. It is agreed and understood that the Lessee shall hold and operate the property as defined in the Land Lease Agreement. The Lessee will make payment to the Lessor through the issuance of equity holding in the Obligor to the Lessor (or to those designated assignees as instructed by the Lessor at the time of issuance), such total number of shares issued from the Obligor to the Lessee being 8,673,105 shares of the Obligor.

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(25 YEAR LEASE)

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ARTICLE III

DELIVERY OF THE LEASED PREMISES

3.1 “AS IS”, “WHERE IS”. Except as otherwise expressly provided in this Lease, Lessee hereby accepts the Leased Premises from Lessor on an “AS IS”, “WHERE IS” basis with all faults. Lessee hereby accepts the Leased Premises as being in good and satisfactory condition, is provided at present with no financial encumbrances existing or in place and it is an will be suitable for Lessee's intended purposes.

Entire Agreement; No Representations or Warranties. THIS LEASE CONTAINS THE ENTIRE AGREEMENT BETWEEN LESSOR AND LESSEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, UNDERSTANDINGS, PROMISES AND REPRESENTATIONS MADE BY EITHER PARTY TO THE OTHER CONCERNING THE SUBJECT MATTER HEREOF AND THE TERMS APPLICABLE HERETO. AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THERE HAVE BEEN NO REPRESENTATIONS, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THE LEASED PREMISES, IMPROVEMENTS (DEFINED BELOW) THEREON OR THIS LEASE NOT INCORPORATED IN WRITING HEREIN, AND THIS LEASE SHALL NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY THE PARTIES HERETO, UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN. LESSOR’S OBLIGATIONS ARE LIMITED TO THOSE EXPRESSLY SET FORTH IN THIS LEASE, AND SHALL NOT INCLUDE ANY IMPLIED OBLIGATIONS, DUTIES OR WARRANTIES, ALL OF WHICH ARE DISCLAIMED BY LESSOR AND WAIVED BY LESSEE. IN PARTICULAR, LESSOR DISCLAIMS, AND LESSEE WAIVES, ANY WARRANTY AS TO THE LEASED PREMISES’ CONDITION (AND ALL IMPROVEMENTS THEREON), THE ACCURACY OF THE LEGAL DESCRIPTION SET FORTH ON EXHIBIT “A” ATTACHED HERETO, THE EXISTENCE OF ANY ENCROACHMENTS, MERCHANTABILITY, HABITABILITY AND SUITABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE. LESSEE ACKNOWLEDGES THAT LESSEE HAS HAD ADEQUATE OPPORTUNITIES TO INSPECT THE LEASED PREMISES, ALL IMPROVEMENTS THEREON AND ALL OTHER ASPECTS OF THE LEASED PREMISES WHICH ARE CONTAINED IN THIS DISCLAIMER OR OTHERWISE.

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3.2 Access to Leased Premises. Access to and from the Leased Premises may be as follows:

a.	Connecting to a county road over an existing road owned by Lessor, or, in part, by right of way claimed by Lessor based on implied, estoppel or prescriptive rights which have not been adjudicated;

b.	Connecting to a county road over an existing road owned by third parties who have granted right of way to Lessor or Lessee and in some cases charge a periodic fee; or

Lessor hereby grants to Lessee a nonexclusive easement and right of way while this Lease is in effect over and across any existing road owned by Lessor for access to and from the Leased Premises, but Lessor makes no representation or warranty as to Lessee’s legal right of access to the Leased Premises over any part of the road under which Lessor is claiming right of way based on implied, estoppel or prescriptive rights.

3.3 Land Title Registration of Lease.

This Agreement shall be registered with the Oregon Land Registry Office and/or any other appropriate/necessary department with the State of Oregon within one month after the Agreement date of October 23rd, 2018, therein providing notice to any third party that the land is subject to the lease in the name of the Lessee.

ARTICLE IV

USE

4.1 Permitted Uses. The Leased Premises may be used and occupied by Lessee for the development of any variety of legal environmentally conscious commercial market business initiatives, be it referenced for example to the utilization of resources on site that pertain to potential water, timber or agricultural operations.

Compliance with Laws. Lessee shall, at Lessee's sole cost and expense, comply with any and all federal, state, county, and municipal laws, ordinances, orders, rules and regulations applicable to the Leased Premises and Lessee’s use and occupancy thereof as may be adopted and amended from time to time (collectively, “Laws”).

4.2 Alteration of Land. Lessee shall not divert or alter the natural drainage of the terrain without the prior written consent of the appropriate authorities as they may exist. Lessee shall take good care of the Leased Premises and, at the expiration or earlier termination of this Lease, shall return the Leased Premises to Lessor in substantially the same condition as when received, subject to removal or abandonment of any Improvements. If an Event of Default occurs under this Paragraph, in addition to all other remedies available to Lessor, Lessor may exercise its right to enter on to the Leased Premises and cure the Event of Default at Lessee’s cost.

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4.3 Prohibited Activities. Lessee shall not conduct any activity on the Leased Premises which in the opinion of Lessor in its reasonable discretion is improper, immoral, noxious, annoying, creates a nuisance or is otherwise objectionable or incompatible with the overall recreational, scenic and environmental uses of the property.

4.4 Lessor’s Use. Lessor reserves the right of ingress and egress for its agents, employees and permittees over and across the Leased Premises for all reasonable purposes of Lessor; including, without limitation, constructing roads, drainage facilities, power, water, gas and other utility mains and lines as Lessor may deem necessary; provided, however, that Lessor shall repair any damages, or compensate the Lessee for such damages it causes to Improvements located upon the Leased Premises as a result of such access, but Lessor will not be liable for any indirect or consequential damages.

4.5 Historic Preservation. Lessee shall not remove or disturb, or cause or permit to be removed or disturbed, any historical, archaeological, architectural or other cultural artifacts, relics, remains, or objects of antiquity. In the event such items are discovered on the Leased Premises, the Lessee shall immediately notify Lessor and protect the site and the material from further disturbance until the Lessor gives written clearance to proceed.

4.6 Hunting and Trapping. The Lessee shall not hunt or trap or allow hunting or trapping on the Leased Premises.

ARTICLE V

INDEMNITY

5.1 LESSEE SHALL INDEMNIFY, DEFEND, PROTECT AND SAVE LESSOR, ITS SUCCESSORS AND ASSIGNS, TRUSTEES, DIRECTORS, EMPLOYEES AND OFFICERS (“INDEMNIFIED PARTIES”), HARMLESS FROM AND AGAINST, AND SHALL REIMBURSE SUCH INDEMNIFIED PARTIES FOR, ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, DAMAGES, FINES, PENALTIES, COSTS, CHARGES, JUDGMENTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES WHICH MAY BE IMPOSED UPON OR INCURRED OR PAID BY OR ASSERTED AGAINST SUCH INDEMNIFIED PARTIES BY REASON OF OR IN CONNECTION WITH LESSEE’S USE OF THE LEASED PREMISES, OR THE LAKE, INCLUDING LESSEE’S FAMILY, INVITEES, CONTRACTORS, SUBCONTRACTORS, EMPLOYEES OR ANY TRESPASSERS, OCCURRING DURING THE TERM OF THIS LEASE AND ANY TIME THEREAFTER LESSEE RETAINS POSSESSION OF THE LEASED PREMISES. LESSEE'S FOREGOING INDEMNITY AND HOLD HARMLESS AGREEMENT SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS LEASE.

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ARTICLE VI

IMPOSITIONS; UTILITIES; MAINTENANCE

6.1 Impositions. From and after the Effective Date, Lessee shall pay all taxes, assessments for local improvements, use and occupancy taxes, water, storm and sanitary sewer rates and charges, licenses and permit fees, tap fees and other governmental levies and charges which are assessed, levied, confirmed, imposed or become a lien upon the Leased Premises (or any portion thereof), or become payable or accrue during the Term and shall reimburse Lessor for any taxes and any additional costs incurred by Lessor in connection with its ownership of the land subject to this lease during the Term (“Impositions”). If Lessee does not timely pay such Impositions Lessor may, but shall not be obligated to, pay the same (without waiving Lessee's default) and such amount so paid, together with a finance charge thereon at the Default Rate, shall be due and payable to Lessor as Additional Rent upon written demand therefore by Lessor. As soon as reasonably practical, Lessee shall furnish to Lessor official receipts of the appropriate taxing or regulatory authority or a canceled check payable to such taxing authority or other evidence reasonably satisfactory to Lessor evidencing payment thereof.

6.2 Utilities. Lessee shall be responsible for and promptly pay all charges incurred for all utility services to the Leased Premises, including, but not limited to, telephone service, sanitary and storm sewer, water, natural gas, light, power, heat, steam, communications services, garbage collection and electricity arising out of Lessee's use, occupancy and/or possession of the Leased Premises during the term of this Lease. Lessee shall also pay for all maintenance upon such utilities. In no event shall Lessor be liable for any interruption or failure of utility service to the Leased Premises, except to the extent caused by Lessor's negligence.

6.3 Wastewater Treatment System. If at any time in the future, access to a wastewater treatment system is made available to the Leased Premises, Lessor will have the right to require the Lessee to connect to and utilize that service, at Lessee’s expense, and discontinue the use of any private on-site sewerage facility within twelve (12) months after written notice from Lessor.

Maintenance, Repairs. Lessee agrees that at its own expense it will keep and maintain the Leased Premises and all Improvements and fixtures now existing or hereafter constructed, including, without limitation, houses, buildings and other structures and appurtenances and all alterations or replacements thereof, foundation, roof, HVAC, plumbing, lighting, pavement and landscaping, docks, piers, boat houses and related structures, retaining walls, bulkheads, gates, fences, septic tanks and water wells (together the “Improvements”) in a clean and neat condition and repair, including mowing grass and care of shrubs, such condition being determined by Lessor in its sole discretion. Lessee's obligation to maintain shall include all necessary repairs and replacements. In no event shall Lessor have any obligation to make any repairs or replacements to the Leased Premises.

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ARTICLE VII

HAZARDOUS SUBSTANCES

7.1 Hazardous Substance. For purposes of this Article VII, “Hazardous Substance” means any substance, matter, material, waste or pollutant, the generation, storage, disposal, handling, release (or threatened release), treatment, discharge or emission of which is regulated, prohibited or limited under:

(i) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (42 U.S.C. Sections 6901 et seq.); (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (42 U.S.C. Sections 9601 et seq.); (iii) the Clean Water Act, as now or hereafter amended (33 U.S.C. Sections 1251 et seq.); (iv) the Toxic Substances and Control Act, as now or hereafter amended (15 U.S.C. Sections 2601 et seq.); (v) the Clean Air Act, as now or hereafter amended (42 U.S.C. Sections 7401 et seq.), (the “Federal Toxic Waste Laws”); (vi) any local, state or Federal law, statute, regulation, or ordinance analogous to any of the Federal Toxic Waste Laws; and (vii) any other federal, state or local law (including any common law), statute, regulation or ordinance now existing or hereafter enacted regulating, prohibiting or otherwise restricting the placement, discharge, release, threatened release, generation, treatment or disposal upon or into any environmental media of any substance, pollutant or waste which is now or hereafter classified or considered to be hazardous or toxic. All of the laws, statutes, regulations and ordinances referred to in subsections (vi) and (vii) above, together with the Federal Toxic Waste Laws are collectively referred to herein as “Toxic Waste Laws”. The term “Hazardous Substances” shall also include, without limitation: (a) gasoline, diesel fuel, fuel oil, motor oil, waste oil and any other petroleum hydrocarbons, including any additives or other by-products associated therewith; (b) asbestos and asbestos-containing materials in any form; (c) polychlorinated biphenyls; and (d) any substance the presence of which on the Leased Premises or Project Area: (x) requires reporting or remediation under any Toxic Waste Law; (y) causes or threatens to cause a nuisance on the Leased Premises or poses or threatens to pose a hazard to the health or safety of persons on the Leased Premises; or (z) which, if it emanated or migrated from the Leased Premises, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property.

7.2 Hazardous Substances Prohibited. Lessee shall not conduct, permit, or authorize the manufacturing, emission, generation, transportation, storage, treatment, existence or disposal in, on or under the Leased Premises, of any Hazardous Substance without prior written authorization by Lessor, except for such quantities which are routinely utilized in connection with, or which routinely results from, the lawful use of the Leased Premises, all of which are to be stored, used, handled, and disposed of in full compliance with all Toxic Waste Laws.

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7.3 Compliance with Toxic Waste Laws; Indemnity.

a.	Lessee shall, at its sole cost and expense, comply with all applicable Toxic Waste Laws.

b.	NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, LESSEE SHALL INDEMNIFY AND HOLD HARMLESS LESSOR FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, PENALTIES, FINES, COSTS, EXPENSES, ATTORNEYS' FEES, REMEDIAL OR RESPONSE COSTS, INVESTIGATORY COSTS AND OTHER SIMILAR EXPENSES ARISING OUT OF OR OTHERWISE ATTRIBUTABLE TO ANY VIOLATION BY LESSEE, OR LESSEE’S FAMILY, INVITEES, CONTRACTORS, SUBCONTRACTORS, EMPLOYEES OR ANY TRESPASSER OF ANY TOXIC WASTE LAW. THIS INDEMNITY OBLIGATION SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS LEASE.

ARTICLE VIII

INSURANCE

8.1 Lessee's Insurance.

a.	Lessee agrees that at Lessee’s sole cost and expense, at such future date when Lessee undertakes to utilize the Lease Land for business or operational purposes, that at that time, it shall keep the Leased Premises insured with minimum liability coverage limits available from time to time.

b.	All policies of insurance shall be issued by an insurance company or companies having a Best's rating of not less than “A” as stated in the most current available Best's insurance reports (or comparable rating service if Best's reports are not currently being published). All policies of insurance shall be in form and substance reasonably satisfactory to Lessor with Lessor shown as an additional insured if available. All insurance policies obtained by Lessee shall be written as primary policies (primary over any insurance carried by Lessor), not contributing with and not in excess of coverage which Lessor may carry, if any. Lessee shall deliver to Lessor certificates or copies of all policies of required insurance and, upon request from Lessor, proof of the payment of the premiums. All such policies shall contain a provision that such policies will not be canceled or materially amended, including any reduction in the scope or limits of coverage, without ten (10) days prior written notice to Lessor. In the event Lessee fails to maintain, or cause to be maintained, or deliver and furnish to Lessor a certificate of insurance for policies of insurance required by this Lease, Lessor may procure liability coverage insurance for the benefit only of Lessor for such risks covering Lessor's interests, and Lessee will pay all premiums thereon as Additional Rent within thirty (30) days after demand by Lessor. In the event Lessee fails to reimburse Lessor for such premiums when due, the amount of all such premiums shall bear interest at the Default Rate. Lessor shall have no obligation to insure the Leased Premises or any Improvements located thereon.

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8.2 Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto, or anyone claiming through or under them, by way of subrogation or otherwise, during the term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom such other party may be responsible), which loss or damage is covered, or is required by this Lease to be covered, by valid and collectible fire and extended coverage insurance policies. Such waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto.

ARTICLE IX

ASSIGNMENT AND SUBLETTING

9.1 Lessee Assignment. Lessee may sell, transfer or assign this Lease with Lessor’s prior written consent.

9.2 Sublease. Lessee may not sublease the Leased Premises under any circumstances.

ARTICLE X

QUIET ENJOYMENT

10.1 Provided Lessee fulfills all of the terms, covenants, agreements and conditions to be performed or observed by Lessee hereunder, Lessee shall at all times during the Term have quiet and peaceable enjoyment of the Leased Premises without hindrance from Lessor.

ARTICLE XI

HOLDING OVER

11.1 Upon the termination of this Lease (whether by the expiration of the Term of this Lease or otherwise) Lessee must immediately vacate the Leased Premises, but if Lessee fails to do so then, without the execution of a new lease by Lessor and Lessee, Lessee, at the option of Lessor, shall immediately become a holdover, month-to-month lessee of the Leased Premises under all terms, conditions, provisions and obligations of this Lease; provided, however, that the rent for such holdover tenancy shall be payable monthly on the first of each month in an amount equal to one twelfth (1/12) of one 600th (1/600) of hundred fifty percent (150%) of the Total Lease Payable amount.

ARTICLE XII

DEFAULT AND REMEDIES

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12.1 Events of Default. The occurrence of one or more of the following events shall constitute an event of default (each being referred to as an “Event of Default”) pursuant to the terms of this Lease and subject to any mortgagee rights to cure an Event of Default as provided in Paragraph 13.3 below:

a.	The failure of Lessee to comply with or to observe any other terms, provisions or conditions of this Lease performable by Lessee to Lessor’s satisfaction, including removal, repairs and replacements, and such failure continues after Lessor gives Lessee thirty (30) days written notice, except that Lessor may require a shorter period of time for compliance if Lessor deems, in its sole discretion, that Lessee’s failure to comply creates a danger to the public’s health, safety or welfare and as to non-monetary defaults, if such failure cannot reasonably be cured within such thirty (30) day period, such additional time as is needed to cure the same so long as Lessee (or Lessee’s mortgagee) has commenced such cure within such thirty (30) day period and such cure thereafter is continuously and diligently undertaken by Lessee (or its mortgagee) and prosecuted to completion but in no event longer than ninety (90) days;

b.	The taking of all of Lessee's leasehold estate by execution or other process of law;

c.	Lessee makes an assignment for the benefit of Lessee's creditors; or

d.	A receiver or trustee is appointed for all or substantially all of the assets of Lessee and Lessee fails to have such receivership or trusteeship terminated within sixty (60) days after appointment.

12.2 Lessor Remedies. Upon the occurrence of any Event of Default enumerated in Section 12.1 hereof, Lessor shall have the right to pursue and enforce any and all rights and remedies available to Lessor hereunder or at law or equity, including, without limitation, the following:

a.	Terminate this Lease, in which event, Lessee shall remove all Improvements and other personal property on the Leased Premises and return the Leased Premises to a dressed dirt condition or as otherwise required by Lessor within ninety (90) days after termination, and if Lessee fails to timely do so, Lessee will be deemed to have abandoned the Improvements and other property, and at Lessor’s option, Lessor may remove the Improvements and otherwise return the Leased Premises to its original condition. Lessee agrees to pay Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of such termination, plus late fees and finance charges at the Default Rate from the date due until paid, whether through inability to relet the Leased Premises on satisfactory terms or otherwise, including, but not limited to: (i) the present value of future rentals pursuant hereto reduced by the fair market rental value of the Leased Premises for such period; or (ii) the cost of removing the Improvements and other property and otherwise returning the Leased Premises to its original condition; or

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b.	Enter upon the Leased Premises without terminating this Lease and without being liable to prosecution or for any claim of damages, and do whatever Lessee is obligated to do under the terms of this Lease or otherwise cure any default by removal (including removal of the Improvements), repair or replacement, and Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in effecting compliance with Lessee's obligations hereunder, together with late fees and finance charges thereon at the Default Rate.

12.3 No Waiver by Lessor. Pursuit by Lessor of any of the remedies provided for in Section 12.2 hereof shall not preclude Lessor’s pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit by Lessor of any remedy herein provided constitute a forfeiture or waiver of any damages accruing to Lessor by reason of the violation of any of the terms, provisions and covenants herein contained. Lessor's acceptance of rent following an Event of Default hereunder shall not be construed as Lessor's waiver of such Event of Default. No waiver by Lessor of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

ARTICLE XIII

LESSEE FINANCING

13.1 Right to Finance. Lessee shall have the right to encumber Lessee’s leasehold estate created hereby, including all of Lessee's right, title and interest in and to any Improvements at any time located on or partially on the Leased Premises and if applicable, Lessee’s permit to use the Project Area, to secure loans and other indebtedness of Lessee, including construction and repair of Improvements. Any such indebtedness or obligation and any such mortgage, deed of trust or security agreement securing same shall be for such amount and on such other terms and conditions as Lessee may agree to in its sole discretion; provided that any such mortgage, deed of trust or security agreement shall at all times be subject to the terms and provisions of this Lease and the rights, titles and interests of Lessor arising by virtue of this Lease. In no event will Lessor be required to “subordinate” Lessor's fee simple estate in the Leased Premises for financing obtained by Lessee under this section 13.1, i.e., Lessor will not be obligated to execute any deed of trust securing any indebtedness of Lessee, or otherwise encumber its fee interest in the Leased Premises, with any lien or other encumbrance whatsoever.

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13.2 Payment of Financing. In the event the Lessee secures any form of financing during the Term of the Lease as defined in Section 13.1, it is agreed and understood that such financing will be paid back in full at the completion of the Term, or otherwise prior to the Termination of the Lease.

13.3 No Right to Finance. During the Term of the Lease, the Lessor shall not be allowed to finance, mortgage, lien or otherwise encumber the property while it is in the name of the Lessee.

13.4 Notices to Mortgagee. If at any time after execution and recordation in the Real Property Records of the county in which the Leased Premises are located, of a mortgage, deed of trust, or other instrument in the nature thereof, Lessee or the mortgagee therein notifies Lessor in writing of the existence of such mortgage or deed of trust and furnishes Lessor with the address to which such mortgagee desires copies of notices to be mailed, Lessor will thereafter mail to such mortgagee at the address so given, by certified mail, postage prepaid, return receipt requested, duplicate copies of any and all notices of default required to be sent to Lessee by virtue of Article XII hereof at the same time that such notice is placed in the mail or otherwise delivered to Lessee.

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13.5 Right to Cure. Any such leasehold mortgagee, at the option of such mortgagee, acting either directly or indirectly through a designee, may pay any of the rents due hereunder or may effect any insurance, or may pay any taxes and assessments, or may make any repairs and improvements, or may make any deposits, or may do any other act or thing or make any other payment required of Lessee by the terms of this Lease, or may do any act or thing which may be necessary and proper to be done in the observance of the covenants and conditions of this Lease, or to prevent the forfeiture of this Lease, and all payments so made and all things so done and performed by such mortgagee or designee shall, if made or done timely as required under Article XII hereof, including cure periods, be effective to prevent a forfeiture of the rights of Lessee hereunder as the same would have been if timely done and performed by Lessee instead of by any such mortgagee or designee.

13.6 Modifications. Provided Lessor has received notice required under Paragraph 13.2 above, Lessor shall not accept any surrender of or agree to any termination of or enter into any modification or amendment of this Lease without the prior written consent thereto by any such mortgagee which consent will not be unreasonably withheld or delayed, and will be deemed given if such mortgagee does not respond in writing within thirty (30) days after the request for consent is received, and any attempt to do so without such written consent shall be void and of no force and effect.

ARTICLE XIV

DAMAGE OR DESTRUCTION

14.1 Rights and Obligations upon Casualty. In the event the Leased Premises or any Improvements thereon shall be wholly or partially damaged or destroyed by fire or other casualty, Lessee shall within twenty-four (24) months after the casualty, at Lessee’s expense: (i) cause such damage to be repaired, restored or removed, or construct other new improvements; or (ii) terminate this Lease by written notice to Lessor, clear the Improvements and return the Leased Premises to a dressed dirt condition. If Lessor, in its sole discretion, determines the damaged Improvements create a hazard to health, safety or welfare, Lessor may establish a shorter time frame for repair, replacement or removal. In all casualty events (whether or not Lessee repairs or restores) this Lease shall remain in full force and effect and Annual Rent and Additional Rent shall not be reduced or prorated.

14.2 Plans and Specifications for Altered Improvements. Any repair (excluding routine maintenance) or rebuilding of Improvements on the Leased Premises shall be subject to approval under Article XV below before work is commenced.

ARTICLE XV

IMPROVEMENTS

15.1 Construction of Improvements.

a.	Improvements installed or constructed on the Leased Premises or in, on or over the adjacent waters shall be in conformance with all Laws, and other rules and regulations promulgated from time to time and shall be of sound and substantial construction. All Improvements shall be constructed substantially in accordance with the plans and specifications previously approved in writing by the the adequacy of engineering or structural design. Lessee accepts all responsibility for safety, structural soundness, and compliance with all applicable construction codes as they relate to buildings, structures and facilities. All Improvements shall be installed or constructed in a good and workmanlike manner and shall be properly maintained in good repair and appearance by Lessee. Lessee agrees to correct any substandard conditions resulting from failure to properly maintain Improvements.

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b.	Lessee must obtain any required written permits for any Improvements to be built, installed or maintained on the Land Lease Area.

c.	Lessee will not, except for mechanic’s lien contracts for construction or repair of Improvements, permit or suffer to be filed or claimed against the Leased Premises or any building or Improvement thereon or against Lessor, any mechanic's, materialman's or other lien, charge or order for the payment of money. In the event any such lien, charge or order shall be filed or claimed, Lessee shall, at its own expense, cause the same to be canceled and discharged of record within thirty (30) days after Lessee shall have received notice of the filing thereof, or Lessee may, within said period, furnish to Lessor a bond satisfactory to Lessor against said lien, charge or order, in which case Lessee shall have the right in good faith to contest the validity or amount thereof. LESSEE HEREBY INDEMNIFIES AND AGREES TO DEFEND AND HOLD LESSOR HARMLESS from any loss, liability, expense (including attorneys' fees) incurred or suffered by Lessor as a result of any such lien, charge or order.

d.	Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Lessor, expressed or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific alteration, addition, improvement or repair that would give rise to the filing of any lien against the estate or interest of the Lessor in and to the Leased Premises, nor as giving Lessee any right, power or authority to contract for or permit any rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the estate or interest of the Lessor in and to the Leased Premises. Lessor shall not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding the Leased Premises through or under Lessee, upon credit and that no mechanic's or other lien for such labor, services or materials shall attach to or affect the estate or interest of Lessor in and to the Leased Premises.

15.2 Ownership of Improvements; Removal. Title to all Improvements made, erected, constructed, installed or placed upon the Leased Premises, shall be and remain in Lessee, subject to Lessee’s abandonment of the Leased Premises. No less than twelve (12) months prior to: (i) the expiration of the Term; or (ii) the date this Lease terminates after Lessee’s notice to terminate as provided in Section 1.1 above, Lessee shall give Lessor written notice of its election to either remove or abandon any Improvements. If Lessee elects to remove the Improvements, Lessee shall do so, along with all other property located thereon by Lessee and return the Leased Premises to a dressed dirt condition or as otherwise required by Lessor. If Lessee notifies Lessor of its election not to remove the Improvements or Lessee fails to give timely notice of any election, then Lessee will remove all other property owned by Lessee prior to expiration of the Term, and upon such expiration, Lessee will be deemed to have abandoned the Improvements and title to the Improvements shall automatically pass to, vest in and belong to Lessor without further action on the part of either party or additional consideration payable to Lessee; provided, however, Lessor may by written notice to Lessee given no more than thirty (30) days after Lessee’s notice, or failure to timely notify, of Lessee’s election to abandon the Improvements, require Lessee to remove all Improvements, and in such event, Lessee shall remove the Improvements and other property and return the Leased Premises to a dressed dirt condition prior to expiration of the Term.

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ARTICLE XVI

NOTICE

16.1 Any notice or communication required or permitted hereunder shall be in writing and (i) personally delivered; (ii) sent by United States regular and/or registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service; Such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying party’s receipt of written or electronic confirmation of such delivery or refusal, if received by the party to be notified before 5:00 p.m., PST with delivery made after 5:00 p.m. to be deemed received on the following business day. For purposes of notice, the addresses of the parties shall be as follows:

If to Lessor:

Name: Stuart Gelwarg (Trustee)

Address: 200 Park Avenue South, 8th Floor

New York, New York 10003

If to Lessee:

Name: Eugenio Gregorio

Address: Suite 223 – 468 North Camden Drive

Beverly Hills, CA 90210

Any address, including billing address, for notice may be changed by written notice.

ARTICLE XVII

ADDITIONAL RIGHTS, RULES AND

REGULATIONS OF LESSOR

17.1 Modification of Water Supply; Release. Should any pre-approved modification or use of Water supply on site ever occur, then LESSEE HEREBY RELEASES AND AGREES TO HOLD LESSOR HARMLESS FROM DAMAGES OR CLAIMS FOR PERSONAL INJURY OR DAMAGES TO IMPROVEMENTS OR PERSONAL PROPERTY AS A RESULT OF ANY SUCH USE OF THE WATER SUPPLY OR FROM FLOODING BECAUSE OF WATER STORED IN OR FLOWING THROUGH THE LAND LEASE AREA.

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17.2 Sanitary Regulations.

a.	Sanitation facilities necessary for Lessee’s use under this Lease shall be installed and maintained by Lessee in accordance with any and all federal, state or local rules regulations and statutes and the provisions of the rules and regulations that control discharge of sewage, or any revisions or successors thereto.

b.	Garbage, trash and rubbish shall be properly collected and disposed of in compliance with all lawful regulations governing such wastes.

In the event new regulations are adopted, Lessor shall provide written notice to Lessee of such regulations.

ARTICLE XVIII

GENERAL PROVISIONS

18.1 Exhibits. All exhibits, schedules and addenda referred to in this Lease as attached hereto are incorporated herein by reference and made a part hereof for all purposes.

18.2 No Personal Liability. Lessee agrees to look solely to Lessor's interest in the Leased Premises for recovery of any judgment or claim from Lessor and that in no event shall Lessor (or its officers, directors or employees) ever be personally liable to Lessee or any other party for any matter pertaining to this Lease.

18.3 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

18.4 Successor and Assigns. All covenants and obligations as contained within this Lease shall bind and, except as otherwise prohibited or restricted under Article IX of this Lease, extend and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of Lessor and Lessee.

18.5 Personal Pronouns. All personal pronouns used in this Lease shall include the other gender, whether used in the masculine, feminine, or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

18.6 Applicable Law and Venue. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state of Oregon and the obligations of the parties hereto are performable, and venue for any State Court action hereunder shall be, in the county in which the Leased Premises are located and in the City of Salem, Oregon for any Federal Court action.

18.7 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Lessor or Lessee (except as to payment of Annual or Additional Rent or other sums due by either party hereunder), neither Lessor nor Lessee, as applicable, shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays (collectively, “Force Majeure”) due to strikes, riots, acts of God, shortages of labor or materials, war or other causes which are beyond the reasonable control of such party and could not have been reasonably anticipated by Lessor or Lessee, as the case may be, at the time of execution of this Lease. Upon written request from Lessor, Lessee shall, immediately advise Lessor in writing of any Force Majeure delays which Lessee claims with respect to any aspect of Lessee's performance hereunder.

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18.8 Time is of the Essence. Time is of the essence in this Lease.

18.9 [Intentionally Omitted]

Dispute Resolution. If a dispute arises with respect to the Lease, the parties to the dispute shall first attempt to resolve it through direct discussions in the spirit of mutual cooperation. If the parties' attempt to resolve their disagreements through negotiation fail, prior to instituting litigation, the dispute shall be mediated by a mutually acceptable third-party to be chosen by the disputing parties within thirty

(30) days after written notice by one of them demanding mediation. The disputing parties shall share the costs of the mediation equally. By mutual agreement the parties may use a nonbinding form of dispute resolution other than mediation. If neither a negotiated nor mediated resolution is obtained within the time periods provided by this Section, the parties may pursue any available legal or equitable remedy.

18.10 Memorandum of Lease. Within thirty (30) days after the Effective Date, the parties hereto shall execute and record a memorandum of this Lease in the Real Property Records of the county in which the Leased Premises.

18.11 Captions. The title captions appearing in this Lease are inserted and included solely for convenience and shall never be considered or given any effect in construing this Lease, or any provisions hereof, or in connection with the duties, obligations, or liabilities of the respective parties hereto, or in ascertaining intent, if any question of intent exists.

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EXECUTED on the date set forth below each signature but effective for all purposes as of the Effective Date.

LESSOR:

By: STUART GELWARG (TRUSTEE)

On behalf of: CABIN CANYON INVESTMENT TRUST & F&A RANCH TRUST

LESSEE:

By: EUGENIO GREGORIO (CEO)

On behalf of: XPLOSION (OREGON) CORPORATION

SIGNATURE:

Date: October 29, 2018

OBLIGOR:

By: EUGENIO GREGORIO (CEO)

On behalf of: XPLOSION INCORPORATED

SIGNATURE:

Date: October 29, 2018

LAND LEASE AGREEMENT

(25 YEAR LEASE)

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EXHIBIT “A” TO LEASE

PERTINENT LAND ASSESSMENT INFORMATION

(Valuation Report Excerpt)

LAND LEASE AGREEMENT

(25 YEAR LEASE)

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